Exhibit 99.1

Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

THOMAS W. RABAUT NAMED TO KAMAN BOARD OF DIRECTORS

BLOOMFIELD, Conn. (February 27, 2008) – Kaman Corp. (NASDAQ-GS:KAMN) today announced that Thomas Rabaut has been named to the company’s Board of Directors, effective March 1, 2008.

Mr. Rabaut, 59, recently retired as President of BAE Systems Land & Armaments of Arlington, Virginia, a $3.7 billion global leader in the design, development and production of combat vehicles, artillery systems, naval guns, missile launchers and precision munitions.

A graduate of the United States Military Academy, West Point (BS), and the Harvard Graduate School of Business Administration (MBA), Mr. Rabaut started his industrial career with FMC Corporation in 1977, following his military service.  At FMC, he held a variety of operational leadership positions, becoming VP and General Manager of the FMC Defense Systems Group in 1993.  The business was renamed United Defense LP in 1994 and was acquired by the Carlyle Group in 1997, at which time he became President and CEO.  In 2005, United Defense LP was purchased by BAE Systems plc, and he was appointed as the first president of the BAE Systems Land and Armaments Group, a position he held until his retirement.   Mr. Rabaut currently serves as a board member of CYTEC Industries, Inc. and Burdeshaw and Associates; and as a senior advisor with the Carlyle Group.

Neal J. Keating, Kaman President and CEO, said: “Tom Rabaut brings extensive global experience and strong operating skills to Kaman Corporation.   I am very pleased to welcome him to our board, and look forward to working with him as the company builds on the accomplishments of recent years.”

Kaman Corp., headquartered in Bloomfield, Conn., conducts business in the aerospace and industrial distribution markets.
###

Contact:
Russell H. Jones
SVP, Chief Investment Officer & Treasurer
(860) 243-6307
Russell.Jones@kaman.com